Kyowa Hakko Grants Keryx Biopharmaceuticals exclusive rights to
UCN-01, a Novel, Anticancer Agent in Phase II Clinical Development

NEW YORK, October 4, 2006 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX - News) today announced that it has entered into an exclusive license agreement with Kyowa Hakko Kogyo Co., Ltd. (Kyowa Hakko), of Tokyo, Japan, for the worldwide development and commercialization rights, excluding Japan, to UCN-01 (7-hydroxystaurosporine). UCN-01 is a novel multi-kinase inhibitor for the treatment of cancer which, in preclinical models, has demonstrated a synergistic effect with agents inhibiting the PI3K pathway, including perifosine.  UCN-01 is currently in several Phase II clinical trials both as a single agent and in combination with other anticancer agents which are being conducted under the direction and sponsorship of the National Cancer Institute. In accordance with the terms of the agreement, Keryx will make up-front and milestone payments as well as pay royalties on product sales.

Commenting on the in-licensing of UCN-01, I. Craig Henderson, MD, the Company’s President, stated “We are excited about this drug because it targets some of the most interesting pathways involved in the propagation and survival of cancer cells and complements our ongoing program with KRX-0401 (perifosine).”

ABOUT UCN-01

UCN-01 is an anticancer drug that belongs to the family of drugs called staurosporine analogs which have demonstrated an ability to inhibit multiple kinases involved in cell-cycle progression and apoptosis, including Chk-1 and PDK1. In pre-clinical studies, UCN-01 has demonstrated synergistic effect with DNA-damaging agents including chemotherapy and radiation therapy. In-vitro, UCN-01 has been shown to be synergistic with agents affecting the PI3-K pathway including perifosine and mTOR inhibitors.  In clinical trials, as reported by investigators at the National Cancer Institute, durable single-agent responses have been seen in patients with anaplastic large-cell lymphoma.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end-stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401 (perifosine), a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 (perifosine) is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.